Fundamental Investors, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$809,465
Class B	$23,044
Class C	$26,701
Class F	$61,524
Total	$920,734
Class 529-A	$12,265
Class 529-B	$998
Class 529-C	$2,393
Class 529-E	$487
Class 529-F	$404
Class R-1	$710
Class R-2	$6,021
Class R-3	$18,381
Class R-4	$16,207
Class R-5	$20,144
Total	$78,010

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9500
Class B	$0.6222
Class C	$0.6002
Class F	$0.9468
Class 529-A	$0.9217
Class 529-B	$0.5685
Class 529-C	$0.5701
Class 529-E	$0.7881
Class 529-F	$1.0045
Class R-1	$0.5963
Class R-2	$0.5935
Class R-3	$0.7920
Class R-4	$0.9242
Class R-5	$1.0489

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	915,826
Class B	39,352
Class C	48,516
Class F	76,232
Total	1,079,926
Class 529-A	15,152
Class 529-B	1,892
Class 529-C	4,607
Class 529-E	684
Class 529-F	480
Class R-1	1,355
Class R-2	11,133
Class R-3	27,300
Class R-4	20,751
Class R-5	23,877
Total	107,231

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$42.45
Class B	$42.35
Class C	$42.31
Class F	$42.43
Class 529-A	$42.42
Class 529-B	$42.41
Class 529-C	$42.40
Class 529-E	$42.40
Class 529-F	$42.39
Class R-1	$42.31
Class R-2	$42.30
Class R-3	$42.38
Class R-4	$42.39
Class R-5	$42.46